UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)
March 1, 2011

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2011, the Board of Directors of The Estée Lauder Companies Inc. increased its size to fifteen members and elected Wei Sun Christianson as a member of the Board and of the Nominating and Board Affairs Committee.  The appointments are effective as of March 1, 2011.

Ms. Christianson, 54, is a Managing Director and Chief Executive Officer for China at Morgan Stanley based in Beijing.  She is responsible for the oversight and global coordination for all of the company’s business activities in China and is a member of Morgan Stanley’s Firm Management Committee.  Prior to rejoining the company in 2006, she was the Chairman of China for Citigroup Global Markets (Asia) Ltd and previously served as Chairman of China and Country Manager for Credit Suisse First Boston.  Ms. Christianson held an earlier position at Morgan Stanley beginning in 1998 as Executive Director and Beijing Representative.  She was previously an Associate Director of the Corporate Finance Department at the Hong Kong Securities and Finance Commission (SFC) where she was instrumental in developing the regulatory framework for the public listing of Mainland Chinese securities in Hong Kong. She also worked as an attorney in the New York offices of Orrick, Herrington & Sutcliffe.  Ms. Christianson graduated cum laude from Amherst College and received her law degree with honors from the Columbia University School of Law.  She also serves on the Board of Trustees at Amherst College.

As a non-employee director, Ms. Christianson will be compensated for her services in the manner described under “Director Compensation” in our Proxy Statement, dated September 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: March 2, 2011	By:	/s/ Spencer G. Smul
Spencer G. Smul Senior Vice President, Deputy General Counsel and Secretary

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